UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2017

MEDICAL TRANSCRIPTION BILLING, CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-192989	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01	Entry into a Material Definitive Agreement.

On May 10, 2017, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) for a registered direct offering of its common stock, par value $0.001 per share (the “Shares”), to an institutional investor. The Company agreed to sell and the purchaser agreed to purchase 1,000,000 Shares at a purchase price of $2.30 per share, for an aggregate gross proceeds of $2.3 million. Concurrently with the sale of the Shares, pursuant to the Purchase Agreement, the Company also sold warrants to purchase up to 2,000,000 shares of its common stock (the “Warrants”), with an exercise price of $5.00 per share”, subject to certain adjustments as provided under the terms of the Warrants. The Warrants will be exercisable immediately upon issuance and will expire one year from the date of issuance. The closing of the offering is expected to take place on or about May 15, 2017, subject to the satisfaction of customary closing conditions.

The net proceeds to the Company from the transaction, after deducting the placement agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $2 million. The Company intends to use the net proceeds from the transaction for general corporate purposes, including working capital.

The Shares (but not the Warrants or shares issuable upon exercise of the Warrants) were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) and declared effective on May 9, 2016 (File No. 333-210391) (the “Registration Statement”), and the base prospectus contained therein. The Company will file a prospectus supplement and the accompanying prospectus with the SEC in connection with the sale of the securities.

The Warrants and the shares issuable upon exercise of the Warrants are being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Rodman & Renshaw (“Rodman”), a unit of H.C. Wainwright & Co. LLC, has acted as the exclusive placement agent in connection with the offering pursuant to an engagement letter (the “Engagement Letter”) between the Company and Rodman dated as of May 10, 2017. Pursuant to the Engagement Letter, Rodman agreed to serve as the exclusive agent, advisor or underwriter in any offering of the Company’s securities. The parties agreed that Rodman’s assistance in an offering would be on a reasonable best efforts basis. At the closing of the offering, the Company agreed to pay Rodman a cash fee equal to 10% of the first $3 million of gross proceeds raised by the Company. Rodman is also entitled to a tail fee in connection with offerings consummated by the Company within 18 months of the termination of the Engagement Letter with respect to investors whom Rodman introduced to the Company during the term of the Engagement Letter. The Company also has agreed to pay Rodman $60,000 for non-accountable expenses plus additional reimbursable amount for certain clearing expenses up to $10,000. In addition, the Company has agreed to provide indemnification to Rodman against certain liabilities. The term of the Engagement Letter is two months, unless the parties agree to extend the term.

The forms of the Purchase Agreement and the Warrant, as well as the Engagement Letter, are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

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Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Warrants is hereby incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On May 10, 2017, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Items 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the United States Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits:

(d)	Exhibits

5.1	Form of Legal Opinion of Mazzeo Song P.C.

10.1	Form of Securities Purchase Agreement dated May 10, 2017.

10.2	Form of Common Stock Warrant.

10.3	Engagement Letter, dated May 10, 2017.

99.1	Press Release, dated May 10, 2017.

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medical Transcription Billing, Corp.

Date: May 12, 2017	By:	/s/ Mahmud Haq
Mahmud Haq
Chairman of the Board and Chief Executive Officer

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